As filed with the Securities and Exchange Commission on September 12, 2024

Registration No. 333-257354
Registration No. 333-263823
Registration No. 333-270537
Registration No. 333-278034

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-257354
Form S-8 Registration Statement No. 333-263823
Form S-8 Registration Statement No. 333-270537
Form S-8 Registration Statement No. 333-278034

UNDER
THE SECURITIES ACT OF 1933

WalkMe Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Walter Moses St.
Tel Aviv 6789903, Israel
+972 (3) 763-0333
(Address of principal executive offices and zip code)

WalkMe Ltd. Restated 2012 Share Option Plan
WalkMe Ltd. 2021 Share Incentive Plan
WalkMe Ltd. 2021 Employee Share Purchase Plan
(Full title of the plans)

WalkMe, Inc.
71 Stevenson Street, Floor 20
San Francisco, CA 94105
(855) 492-5563
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tad J. Freese Mark M. Bekheit Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Tel: (650) 328-4600	Shachar Hadar Matthew Rudolph Meitar | Law Offices 16 Abba Hillel Road Ramat Gan, 5250608, Israel Tel: +972 (3) 610-3100 Fax: +972 (3) 610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This filing (the “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by WalkMe Ltd., a company organized under the laws of the State of Israel (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-257354 filed with the SEC on June 24, 2021, pertaining to the registration of 15,060,484 ordinary shares, no par value per share, of the Company (each, an “Ordinary Share”) under the WalkMe Ltd. Restated 2012 Share Option Plan (the “2012 Plan”), 9,955,667 Ordinary Shares under the WalkMe Ltd. 2021 Share Incentive Plan (the “2021 Plan”) and 1,824,988 Ordinary Shares under the WalkMe Ltd. 2021 Employee Share Purchase Plan (the “2021 ESPP”).

•
Registration Statement No. 333-263823 filed with the SEC on March 24, 2022, pertaining to the registration of an additional 4,187,700 Ordinary Shares under the 2021 Plan and 1,002,812 Ordinary Shares under the 2021 ESPP.

•
Registration Statement No. 333-270537 filed with the SEC on March 14, 2023, pertaining to the registration of an additional 4,339,004 Ordinary Shares under the 2021 Plan and 1,057,521 Ordinary Shares under the 2021 ESPP.

•
Registration Statement No. 333-278034 filed with the SEC on March 18, 2024, pertaining to the registration of an additional 4,543,233 Ordinary Shares under the 2021 Plan and 1,089,308 Ordinary Shares under the 2021 ESPP.

On June 4, 2024, the Company entered into an Agreement and Plan of Merger with SAP SE, a European stock corporation (Societas Europaea) under the laws of Germany and the European Union (“Parent”), and Hummingbird Acquisition Corp Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Parent (“Merger Sub”) (as amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, on September 12, 2024, Merger Sub merged with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its Ordinary Shares pursuant to each of the Registration Statements under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Ordinary Shares registered under the Registration Statements that remain unsold as of the date hereof, if any, and terminates the effectiveness of each of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 12th day of September.

WALKME LTD.

By:	/s/ Paul Shinn
Paul Shinn
General Counsel

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.